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                                                                    EXHIBIT 12.1

                               ALLEN TELECOM INC.
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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                                                                                                 Year Ended 12/31/01
                                                                                               ------------------------
                                                1997        1998         1999        2000       Actual       As Adjusted
                                               -------     -------      -------     -------     -------      -----------
Pretax income from continuing operations      46,713      (8,554)      (5,412)     18,374      (2,751)
Add: Fixed Charges                             6,398      10,083       11,458      12,962      13,561
Less: Interest Capitalized                      (220)       (286)          --          --          --
      Preference security dividend                --          --           --          --          --
                                              -------     -------      -------     -------     -------       -----------
Adjusted Earnings                             52,891       1,243        6,046      31,336      10,810
                                              -------     -------      -------     -------     -------       -----------

Fixed Charges:
--------------
Interest expensed                              4,505       8,276        9,632      11,022      11,281
Interest capitalized                             220         286           --          --          --
Amortized expenses related to debt               140         221          359         293         394
Interest with rental expense                   1,533       1,300        1,467       1,647       1,886
Preference security dividends                     --          --           --          --          --
                                              -------     -------      -------     -------     -------       -----------
     Total Fixed Charges                       6,398      10,083       11,458      12,962      13,561
                                              -------     -------      -------     -------     -------       -----------
Ratio of earnings to combined fixed
   charges and preferred stock dividends       8.267          --           --       2.418          --

Deficiency                                        --      (8,840)      (5,412)         --      (2,751)
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